Letter to Shareholders

August 16, 2007

Several significant and positive events have occurred over the past few months as we position the Company for the next stages of development. This letter to our shareholders aims to provide more information about the Company and these events.

This letter will address the following important topics:
1.	Mr. Keating’s recent 10b5-1 Announcement;
2.	The Company’s move to the OTCBB; and
3.	The status of our Research and Development.

I.	About Mr. Keating’s Recent 10b5-1 Announcement

-	This is not a new plan. The plan has been in effect since the Fall of 2006.

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Though the SEC only requires disclosures to be made via an 8-K filing, Mr. Keating chose the additional level of disclosure, by way of a news release, to demonstrate Mr. Keating’s commitment to transparency in these types of matters.

-	As stated in the press release, Mr. Keating is selling only a small percentage (less than 2.5%) of his position in the Company.

-	Mr. Keating has owned stock in the Company since 1995 has and never sold a share of his stock until the Fall of 2006. His commitment to the long term prospects of the Company is clear.

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As a founder, Mr. Keating can sell only up to 1% of the total outstanding shares of the Company each quarter (i.e. up to 4% each year). In each of the last two years he has sold less than 1% for the entire year.

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The stock trades will be made by a broker under the Plan and do not start until on or after September 20, 2007. Mr. Keating will not know the days when trades are made or the number of shares traded on those days.

-	The broker making the sales will not have any information other than what has been made available to the public, as the broker determines whether to sell Mr. Keating’s shares.

-	Mr. Keating has no knowledge of when, how and at what price the shares would be sold. The transactions will be handled by an independent broker, without any influence from Mr. Keating.

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Mr. Keating’s salary is $144,000 per year. The median salary for CEO’s of small public companies is about $600,000 per year (Source: salary.com). Mr. Keating is in the bottom 10th percentile of the CEOs salary range. Rather than seek an increase in his compensation at this time, Mr. Keating is seeking to liquidate a small portion of his position.

II.	About the Company’s move to the OTCBB from the Pink Sheets

-	The Company is positioning itself for the next stage of growth toward its goals of exploiting the technology it is developing.

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The next stage will require additional capital. We believe Fully Reporting companies listed on the OTC Bulletin Board (OTCBB) have access to capital sources that are not usually accessible to companies on the Pink Sheets.

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In order to raise and attract quality investment capital, the Company decided to make the effort and incur the expenses necessary to qualify for listing on the OTCBB. Management felt that, to accomplish its goals, the Company must be a part of expanded capital markets.

-	Many institutional investors, funds and high profile investors do not deal with companies that are not Fully Reporting or Pink Sheet companies.

-	Only Fully Reporting companies are eligible to be listed on the Bulletin Board - thus providing maximum transparency/disclosure for shareholders and investors.

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3DIcon is engaged in the creation of technology that is transformational as well as disruptive. This is a lofty and challenging goal which takes time and requires substantial capital resources to fund and sustain the development of this technology.

-	We believe that the Bulletin Board is not the final destination of the Company - the Company intends to try to move up as it qualifies for other exchanges.

III.	Status of Research & Development

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3DIcon is engaged in attempting to create true volumetric 3D Projection Technology. What we are trying to accomplish is transformational and unique. In other words, it is a pioneering effort. It is neither easy nor quick.

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After the exploratory study conducted by the University of Oklahoma (OU) in 2006, the research and development began only after when we signed the Sponsored Research Agreement (SRA) with OU in July of 2005.

-	We renewed and extended the SRA in March of 2007 to continue the research through March of 2010, bringing the cumulative contract price to $4,047,439 and a long term 4 year commitment.

-	We are simultaneously pursuing two approaches for establishing a unique volumetric technology portfolio under the SRA with OU.

-	Our research includes multi-disciplinary teams from OU. The multi-disciplinary teams include research and development in the following areas:

o	Electronics, Electrical Sciences, Computer Sciences; LED and OLEDs

o	Chemical Engineering; Nano-technology

o	Photonics and Optical Sciences

-	The research contract with OU allows us to engage world-class talent utilizing a state-of-the art infrastructure.

-	The research and development effort has already led to the filing of the following patents:

2

Description of Patent Application as filed	Provisional US Patent File No.	Description of Utility Patent Application Filing (Combined)	Utility Patent File No.	Date of Filing
Swept Volume Display		Swept Volume Display	US 11/528.306	9/27/2006
Colorful Translation Light Surface 3D Display	US 60/794,901	Light Surface Display for Rendering Three-Dimensional Image (Combined)	US 11/789.767	4/25/2007
Colorful Translation 3D Volumetric Display	US 60/796,249
3D Light Surface Display	US 60/854,557
Volumetric Liquid Crystal Display	US 60/794,903	Volumetric Liquid Crystal Display for Rendering Three-Dimensional Image (Combined)	US 11/789,674	4/25/2007
Volumetric Liquid Crystal Display	US 60/877,404
Computer System Interaction with DMD	US 60/898,008	Utility Patent Application to be filed		1/29/2007

OU is working to develop demonstration pieces to serve as proof-of-concept /validation models for the underlying patents. These are not intended to be comprehensive marketable products, rather a demonstration of the underlying technology along the path leading to final products and licensable technology

We recently engaged Vivek Bhaman as President of the Company. Mr. Bhaman’s experience in monetizing technology arrives just in time for the Company’s important next stages. His operations experience and focus on immediate performance is critical in bringing the Company to its goals.

We intend to send future letters to keep you apprised of the accomplishments of the Company!

Martin Keating
3DIcon Corporation
Chairman and CEO